EXHIBIT 4.217
BOND PLEDGE AGREEMENT
Dated June 28, 2010

GRANTED BY:	EVERGREEN PACKAGING CANADA LIMITED / LES EMBALLAGES EVERGREEN CANADA LIMITÉE, a legal person existing under the laws of Ontario, having its registered office at Commerce Court West, 199, Bay Street, Suite 2800, Toronto, Ontario M5L 1A9 (the “Grantor”);

IN FAVOUR OF:	the Agent and the other Pledgees, as such terms are hereinafter defined.
WHEREAS the Grantor has issued a Bond (as defined below) in the amount of TEN BILLION DOLLARS ($10,000,000,000) pursuant to the deed of hypothec executed by and between the Grantor and The Bank of New York Mellon, as fondé de pouvoir, on June 28, 2010 before Notary Lucie Boulanger under number 1215 of her minutes (the “Hypothec”); and
WHEREAS the Grantor wishes to pledge such bond to the Pledgees, as security for the Obligations (as defined below).
NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:
1.	INTERPRETATION
1.1 The preamble hereof forms an integral part of this Agreement (as defined below).
1.2 Unless otherwise specified herein, all dollar references in this Agreement are expressed in Canadian dollars.
1.3 Capitalized terms used herein and defined (or incorporated by reference into) in the Hypothec shall have the meaning ascribed to them in the Hypothec unless otherwise defined therein and, as used herein, the following terms have the following meanings unless there is something in the subject matter or context inconsistent therewith:
(i)	The term “Agent” herein shall mean The Bank of New York Mellon, acting as Collateral Agent, and as agent, custodian, depositary and mandatary for itself and on behalf of the other Pledgees;

(ii)	The term “Agreement” means this Bond Pledge Agreement, and the expressions “this Agreement”, “present Agreement”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the Agreement, including all amendments, modifications, supplements, extensions, consolidations, substitutions, renewals or replacements thereof;

(iii)	The term “Bond” herein shall mean the bond in the principal amount of TEN BILLION DOLLARS ($10,000,000,000) payable on demand, dated the date hereof issued by the Grantor pursuant to the Hypothec, represented by the certificate bearing number 01;

(iv)	The term “Credit Agreement Secured Parties” herein shall have the meaning ascribed thereto in the First Lien Intercreditor Agreement;

(v)	The term “Hypothec” herein shall have the meaning ascribed thereto in the preamble to this agreement;

(vi)	The term “Obligations” herein shall mean, collectively, all present and future obligations and liabilities (whether actual or contingent and whether owed solidarily (jointly or severally) or in any other capacity whatsoever) of the Grantor to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities, but other than any such Obligations which comprise any liability under “bonds and other titles of indebtedness” within the meaning of Article 2692 of the Civil Code of Québec. (the “Civil Code”); and

(vii)	The term “Pledgees” herein shall mean, collectively, the Agent and the Secured Parties.
2.	DELIVERY AND PLEDGE OF THE BOND
2.1 The Grantor hereby pledges the Bond in favour of the Pledgees by delivery of same to the Agent acting as Collateral Agent for itself and on behalf of the other Pledgees under the First Lien Intercreditor Agreement. The Agent hereby acknowledges receipt of the certificate representing the Bond (certificate No. 01) and the Bond shall be held by the Agent in such capacity, or on its behalf, and the Agent shall exercise its rights as payee thereof as Collateral Agent for itself and on behalf of the other Pledgees under the First Lien Intercreditor Agreement.
2.2 The Grantor hereby acknowledges and agrees that the Agent has full authority to act on behalf of the Pledgees in all matters relating to this Agreement and the Bond, including, without limitation, to hold and receive payment of the Bond on behalf and for the benefit of the Pledgees and that any Person dealing with the Agent in respect of any such matter need not enquire further as to the authority of the Agent to act on behalf of the Pledgees.
2.3 The Grantor further acknowledges that the Agent shall, for all the purposes contemplated in the Hypothec, be deemed to be the sole holder of the Bond pledged hereunder whether or not an Enforcement Event has occurred, and shall benefit from all of the rights, remedies, powers, privileges and recourses of a Bondholder under the Hypothec.

3.	SECURED OBLIGATIONS
The pledge hereby granted on the Bond shall secure the payment and the performance of the Obligations.
4.	AMOUNT OF THE PLEDGE
The amount for which the pledge is hereby granted is TEN BILLION DOLLARS ($10,000,000,000), plus interest thereon at the rate of 25% per annum from the date hereof.
5.	COVENANTS
The Grantor hereby covenants that, upon demand from the Agent, it shall perform all acts and execute all deeds and documents reasonably necessary to give full effect to this Agreement and to ensure that this Agreement is at all times enforceable, including without limitation the execution of any written acknowledgement that the Bond or any portion thereof is pledged in favour of any Pledgee which is not named herein and that any certificate representing the Bond or any portion thereof is held by the Agent on behalf and in favour of such Pledgee or any successor or assignee of a Pledgee.
6.	EVENT OF DEFAULT
6.1 Notwithstanding the fact that the Bond is payable on demand, each Pledgee, acting through the Agent, agrees that it will not demand, or cause to be demanded, payment of the Bond until such time as an Enforcement Event has occurred and is continuing.
6.2 It is further agreed that, notwithstanding the fact that the Bond is in the amount of TEN BILLION DOLLARS ($10,000,000,000) and bears interest at the rate of 25% per annum, the Grantor shall not have any obligation to make, and the Pledgees shall not be entitled to receive, payment under the Bond for any amount in excess of the Obligations.
6.3 The Agent may, if an Enforcement Event has occurred and is continuing, demand payment of the Bond, collect payment of the principal and interest thereof, and exercise all of the rights and remedies arising from the security constituted hereunder or permitted by applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive.
6.4 Neither the Agent nor the other Pledgees shall be obliged to exhaust their recourses against the Grantor or any other Person or Persons or against any other security any of them may hold in respect of the Obligations before realizing upon or otherwise dealing with the Bond in such manner as they may consider desirable.
7.	WAIVER
7.1 The parties hereto hereby expressly waive the benefit of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec) and specifically authorize the

Agent and any partnership or legal person whereof the Agent is a member or officer, to act as Bondholder.
8.	MISCELLANEOUS
8.1 Notwithstanding Article 1572 and the second paragraph of Article 2743 of the Civil Code or any other statutory rule concerning the imputation of payments, the Agent may apply the amounts received pursuant to this Agreement in accordance with the terms of the First Lien Intercreditor Agreement.
8.2 This Agreement is in addition to and not in substitution of or in replacement for any other hypothec, pledge, security, guarantee or other right held by or benefiting to any Pledgee.
8.3 The Agent and the other Pledgees shall not be liable or accountable for any failure to collect, realize or obtain payment in respect of the Bond; shall not be bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Bond or for the purpose of preserving any rights of any of them or any other parties, the Grantor or any parties in respect thereof; shall not be responsible for any loss occasioned by any sale or other dealing with the Bond or by the retention of or failure to sell or otherwise deal therewith, or be bound to protect the Bond from depreciating in value or becoming worthless.
8.4 No waiver of any provision hereof, or consent to any action or inaction shall be effective unless the same is in writing and signed by the party granting the same. Such waivers and consents shall not extend to any matters other than those in respect of which the same were given, and the same may be subject to such conditions as the party giving the same may stipulate.
8.5 This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.
8.6 The Bond, this Bond Pledge Agreement, the security interests created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the terms of the Intercreditor Arrangements. In the event of inconsistency or contradiction between the provisions of this Agreement and those of the Intercreditor Arrangements, the provisions of the Intercreditor Arrangements shall prevail except that the provisions hereof shall prevail insofar as they relate to the creation and enforcement of the pledge created hereby.
8.7 This Agreement shall be deemed to be a “Security Document” as such term is defined in the First Lien Intercreditor Agreement and a “Security Document” under the Credit Agreement.
8.8 The Agent may assign and/or transfer all or part of its rights or obligations under this Agreement to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement. The Grantor shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent (acting in accordance with the First Lien Intercreditor Agreement).
8.9 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
8.10 The parties hereto confirm that they have expressly requested that this agreement and all related documents be drafted in English. Les parties aux présentes confirment avoir expressément demandé que la présente convention et tous les documents s’y rapportant soient rédigés en anglais.
IN WITNESS WHEREOF, the parties have duly executed this agreement at Montreal, Québec, Canada on the day and year first written above.

EVERGREEN PACKAGING CANADA LIMITED / LES EMBALLAGES EVERGREEN CANADA LIMITéE
/s/ Katherine Girard
Per: Katherine Girard

THE BANK OF NEW YORK MELLON for itself and for and on behalf of the Pledgees
/s/ Lana Rabinovitch
Per: Lana Rabinovitch

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